UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2014

A. SCHULMAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Rd, Fairlawn, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 3, 2014, A. Schulman, Inc. (the “Company”) and its wholly-owned subsidiary, A. Schulman Castellon, S.L.U. (collectively, the "Buyers"), entered into an Asset Purchase Agreement (the "Agreement") with Ferro Corporation ("Ferro") and its wholly-owned subsidiary, Ferro Spain, S.A. (collectively, the "Sellers"). The Agreement contemplates that Buyers will purchase, subject to satisfaction or waiver of applicable closing conditions, a selected majority of the assets and assume certain liabilities of Ferro’s Specialty Plastics business for $91 million in cash.

The Agreement contains customary representations, warranties and covenants of the Sellers and the Buyers and, subject to certain limitations, the Sellers and the Buyers have agreed to indemnify each other for breaches of such representations, warranties and covenants. The parties’ obligations to consummate the transactions contemplated by the Agreement are subject to satisfaction or waiver of certain conditions, including obtaining required consents, regulatory approval and the absence of a material adverse effect on Ferro’s Specialty Plastics business. The transaction is expected to close during the third calendar quarter of 2014.

ITEM 8.01     OTHER EVENTS.

On June 4, 2014, the Company issued a press release (the "Press Release") announcing its entry into the Agreement.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated June 4, 2014 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By:	/s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: June 9, 2014